EXHIBIT 97.1
CME GROUP INC.
COMPENSATION RECOUPMENT POLICY
FOR EXECUTIVE OFFICERS

The Compensation Committee (“Committee”) of the Board of Directors of CME Group Inc. (the “Company”) adopts this Compensation Recoupment Policy for Executive Officers (“Policy”) effective as of October 2, 2023 (“Effective Date”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
1.Definitions
For purposes of this Policy, the following definitions shall apply:
a) “Covered Compensation” means any Incentive-Based Compensation granted, vested or paid to a person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation and that was Received: (i) on or after the Effective Date; (ii) after the person became an Executive Officer; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.
b)“Erroneously Awarded Compensation” means the amount of Covered Compensation granted, vested or paid to a person during the fiscal period when the applicable Financial Reporting Measure relating to such Covered Compensation was attained that exceeds the amount of Covered Compensation that otherwise would have been granted, vested or paid to the person had such amount been determined based on the applicable Restatement, computed on a pre-tax basis. If the Committee cannot determine the amount of Erroneously Awarded Compensation directly from the information in the Restatement, the Committee will make a determination based on a reasonable estimate of the effect of the Restatement.
c)“Executive Officer” means the Company’s current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the Nasdaq listing standards, and such other employees who may from time to time be deemed subject to the Policy by the Committee. As of the Effective Date, the Committee has determined that members of the Company’s Management Team and the Chief Accounting Officer are Executive Officers for purposes of this Policy.
d)“Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures; (ii) stock price; or (iii) total shareholder return.
e)“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation currently includes cash bonus awards under the CME Group Annual Incentive Plan and performance share awards under the CME Group Omnibus Stock Plan. Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in or otherwise relating to the Incentive-Based Compensation award is attained, even if the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.
f)“Restatement” means a required accounting restatement of any Company financial statement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) to correct an error in previously issued financial statements that is not material to the previously issued financial statements but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement). Changes to the Company’s financial statements that do not represent error corrections under the then-current relevant accounting standards will not constitute Restatements. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on fraud or misconduct by any person in connection with the Restatement.
2.Recoupment of Erroneously Awarded Compensation
In the event of a Restatement, the Company shall recover reasonably promptly any Erroneously Awarded Compensation unless the Committee determines that such recovery would be impracticable as defined by Rule 10D-1 of the Exchange Act and the Nasdaq listing standards.
The Committee will determine, in its sole discretion, the method for recovering any Erroneously Awarded Compensation including, without limitation: (i) reimbursement of cash Incentive Compensation previously paid; (ii) recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards; (iii) offset against any compensation otherwise owed by the Company; (iv) cancellation or forfeiture of outstanding vested or unvested equity awards; and/or (v) any other remedial and recovery action permitted by law.
3.No Indemnification
The Company shall not indemnify any person against the loss of any Erroneously Awarded Compensation.
4.Miscellaneous
This Policy generally will be administered and interpreted by the Committee, provided that the Board may, from time to time, exercise discretion to administer and interpret this Policy, in which case, all references herein to “Committee” shall be deemed to refer to the Board. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties. Any discretionary determinations of the Committee under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.
It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or the Nasdaq, including any additional or new requirements that become effective after the Effective Date which upon effectiveness shall be deemed to automatically amend this Policy to the extent necessary to comply with such additional or new requirements.
The rights of the Company under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company.
Each Executive Officer shall sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.

5.Amendment and Termination
To the extent permitted by, and in a manner consistent with applicable law, including the rules and standards adopted by the Securities and Exchange Commission and the Nasdaq, the Committee may terminate, suspend or amend this Policy at any time in its discretion.
6.Successors
This Policy shall be binding and enforceable against all persons and their respective beneficiaries, heirs, executors, administrators or other legal representatives with respect to any Covered Compensation granted, vested or paid to or administered by such persons or entities.

EXHIBIT 97.1
EXHIBIT A

CME GROUP INC.
COMPENSATION RECOUPMENT POLICY
FOR EXECUTIVE OFFICERS

ACKNOWLEDGMENT, CONSENT AND AGREEMENT
I acknowledge that I have received and reviewed a copy of the CME Group Inc. Compensation Recoupment Policy for Executive Officers (the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel. I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Erroneously Awarded Compensation that is required to be repaid in accordance with the Policy. I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy.

Signed:            _________________________________________
Print Name:     _________________________________________
Date:                _________________________________________